Exhibit 99.1

MARAVAI LIFESCIENCES ANNOUNCES PRELIMINARY UNAUDITED FIRST QUARTER REVENUES AND INCOME FROM OPERATIONS RANGE

SAN DIEGO—Maravai LifeSciences Holdings, Inc. (Maravai or the Company)(NASDAQ: MRVI), a global provider of life science reagents and services to researchers and biotech innovators, today provided preliminary unaudited revenue and Income from Operations estimates for the quarter ended March 31, 2021.
Subject to quarter-end closing adjustments, the Company expects to report total revenues of approximately $148 million for Q1 2021, an increase of 190% compared to Q1 2020 and a sequential increase of 50% compared to Q4 2020. These preliminary results exceed the Company’s most recent guidance provided on March 2, 2021, which projected Q1 2021 sequential revenue growth over Q4 2020 in the range of 30% to 35%. The Company has not yet completed its financial close process for the first quarter of 2021; however, the Company expects Income from Operations ranging between $80 million to $100 million for the quarter.
The financial information included in this press release is preliminary and subject to adjustment. It does not present all information necessary for an understanding of the Company’s first quarter of 2021. The Company expects to report its completed financial results for the first quarter of 2021 in May 2021.
"Maravai’s strong momentum continued in the first quarter of 2021, primarily driven by the continued strength of our Nucleic Acid Production business,” said Carl Hull, Chairman and CEO. “I am very proud of the ways in which our extraordinary team, and our partners, continue to scale meaningfully to address the global COVID-19 pandemic. We look forward to sharing our full financial results on our first quarter earnings release call scheduled for May 10th,” added Hull.
Revenues by segment are expected to be:

	Three Months Ended March 31,
in millions	2021	2020	$ Change	% Change
Nucleic Acid Production	$123.6	$30.5	$93.1	305%
Biologics Safety Testing	17.6	14.3	3.3	23%
Protein Detection	6.6	6.2	0.4	6%
Total revenue	$147.8	$51.0	$96.8	190%

Maravai intends to provide its full financial results for the first quarter after the market close on Monday, May 10, 2021. Until that time, the preliminary revenue results described in this press release are estimates only and are subject to revision. When the Company reports its first quarter results, it also expects to provide updated financial guidance for full year 2021.
Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in Maravai’s business, including, without limitation adjustments to the preliminary, unaudited consolidated financial results in connection with completion of our financial closing procedures and independent registered public accounting firm’s review of our first quarter of 2021 results. Such preliminary results for the 2021 first quarter are subject to finalization, and should not be viewed as a substitute for full quarterly financial statements prepared in accordance with accounting principles generally accepted in the U.S. Our independent registered public accounting firm has not audited, nor have they completed their review and other procedures with respect to the preliminary results, nor have they expressed any opinion or any other form of assurance on the preliminary results.

About Maravai
Maravai is a leading life sciences company providing critical products to enable the development of drug therapies, diagnostics, novel vaccines and support research on human diseases. Maravai’s companies are leaders in providing products and services in the fields of nucleic acid synthesis, bioprocess impurity detection and analysis, and protein labeling and detection to many of the world's leading biopharmaceutical, vaccine, diagnostics, and cell and gene therapy companies.
For more information about Maravai LifeSciences, visit www.maravai.com.
Forward-Looking Statements
This press release contains, and our officers and representatives may from time-to-time make, “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release which are not strictly historical statements constitute forward-looking statements, including, without limitation, statements regarding our continued momentum, the strength of our nucleic acid production segment, our ability to scale production, completion of financial closing procedures and independent registered public accounting firm’s review of our results, our revenue and income from operations estimates for the first quarter, constitute forward-looking statements and are identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” “anticipate,” or “could” and similar expressions.
Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•Certain of our products are used by customers in the production of vaccines and therapies, some of which represent relatively new and still-developing modes of treatment. Unforeseen adverse events, negative clinical outcomes, or increased regulatory scrutiny of these and their financial cost may damage public perception of the safety, utility, or efficacy of these vaccines and therapies or other modes of treatment and may harm our customers’ ability to conduct their business. Such events may negatively impact our revenue and have an adverse effect on our performance.
•We compete with life science, pharmaceutical and biotechnology companies who are substantially larger than we are and potentially capable of developing new approaches that could make our products, services and technology obsolete.
•We depend on a limited number of customers for a high percentage of our revenue. If we cannot maintain our current relationships with customers, fail to sustain recurring sources of revenue with our existing customers, or if we fail to enter into new relationships, our future operating results will be adversely affected.

•We rely on a limited number of suppliers or, in some cases, sole suppliers, for some of our raw materials and may not be able to find replacements or immediately transition to alternative suppliers.
•Such other factors as discussed throughout the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2020, on file with the Securities and Exchange Commission.
Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact Information:
Media Contact: Sara Michelmore
MacDougall
+1 781-235-3060
maravai@macbiocom.com

Investor Contact: Deb Hart
Maravai LifeSciences
+ 1 858-988-5917
ir@maravai.com